UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

NuStar GP Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2330 North Loop 1604 West San Antonio, Texas (Address of principal executive offices)	78248 (Zip Code)

Registrant’s telephone number, including area code: (210) 918-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On June 29, 2012, NuStar GP Holdings, LLC (“Holdings”) entered into the 364-Day Revolving Credit Agreement among Holdings, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), SunTrust Bank, as Syndication Agent (“Syndication Agent”), and the lenders party thereto (the “Credit Facility”), to replace the existing 364-Day Revolving Credit Agreement among Holdings, Administrative Agent, Syndication Agent, and the lenders party thereto, dated as of July 15, 2010, as amended by the First Amendment to 364-Day Revolving Credit Facility dated March 7, 2011 and the Second Amendment to 364-Day Revolving Credit Facility dated July 14, 2011 (as amended, the “Prior Credit Facility”).  The outstanding borrowings of $15,025,099 under the Prior Credit Facility were paid off as of June 29, 2012 and all commitments under the Prior Credit Facility were cancelled as of such date.

The Credit Facility matures on June 28, 2013 and has a borrowing capacity of up to $40.0 million, of which up to $10.0 million may be available for letters of credit. Holdings’ obligations under the Credit Facility are unsecured. In addition, the Credit Facility contains customary covenants and provisions, including limitations on indebtedness, liens, dispositions of material property, mergers, asset transfers and investing activities.  The rate of interest payable by Holdings to the lenders in respect of loans outstanding under the Credit Facility is (i) with respect to alternate base rate loans, 0.75% plus the alternate base rate then in effect, and (ii) with respect to Eurodollar loans, 1.75% plus the adjusted LIBO rate then in effect.  The facility fee rate payable by Holdings in respect of the lenders commitments (whether used or unused) is 0.25% of such commitments.  The fronting fee rate payable by Holdings in respect of any letters of credit issued is 0.25% of such letters of credit.

The Credit Facility provides that Holdings will be in compliance with the consolidated debt coverage ratio as long as NuStar Energy L.P. (“NuStar Energy”) maintains (i) as of the last day of the fiscal quarter ending June 30, 2012, a consolidated debt coverage ratio not to exceed 6.50 to 1.00; (ii) as of the last day of the fiscal quarter ending September 30, 2012, a consolidated debt coverage ratio not to exceed 6.00 to 1.00; and (iii) for subsequent fiscal quarters, a consolidated debt coverage ratio not to exceed 5.00 to 1.00; provided, that for the rolling period ending on June 30 of each year (commencing with the rolling period ending June 30, 2013), NuStar Energy’s consolidated debt coverage ratio may not exceed 5.50 to 1.00 for such rolling period.  Notwithstanding the foregoing (but subject to the following sentence), if all or substantially all of NuStar Energy’s asphalt assets and operations are owned by an unconsolidated joint venture, then the consolidated debt coverage ratio shall not exceed 5.00 to 1.00 for such fiscal quarters.  If at any time NuStar Energy has consummated one or more acquisitions within the two most recently completed fiscal quarters for an aggregate of at least $50.0 million, then, for the two rolling periods the last day of which immediately follows the date on which such acquisition is consummated, the numerator of the maximum consolidated debt coverage ratio otherwise permitted above shall be increased by 0.50 (not to exceed 5.50 to 1.00 for such rolling periods).

Holdings is also required to receive cash distributions of at least $50.0 million in respect of its ownership interests in NuStar Energy for the preceding four fiscal quarters ending on the last day of each fiscal quarter. Holdings indirectly owns the 2% general partner interest, all of the incentive distribution rights and an approximate 14.2% limited partner interest in NuStar Energy.

The Credit Facility contains customary events of default, including a “change in control” provision, which could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Credit Facility. Further, the Credit Facility imposes certain restrictions on defaulting lenders, including: (a) the termination of fee accrual on unfunded portions of such defaulting lender’s commitment, (b) the exclusion of the defaulting lender’s commitment and credit exposure in a determination of whether lenders may take action pursuant to the Credit Facility and (c) potential reallocation or cash collateralization of the defaulting lender’s outstanding letter of credit exposure.

A copy of the Credit Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1

364-Day Revolving Credit Agreement dated as of June 29, 2012, among NuStar GP Holdings, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and The Lenders Party Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR GP HOLDINGS, LLC

Date: July 6, 2012	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Vice President, Assistant General Counsel
and Corporate Secretary

EXHIBIT INDEX

Number	Exhibit

10.1

364-Day Revolving Credit Agreement dated as of June 29, 2012, among NuStar GP Holdings, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and The Lenders Party Thereto.